CORPORATE NEWS

Media Contact:
Bill Schnell
Cirrus Logic, Inc.
(512) 851-4084
bill.schnell@cirrus.com

Cirrus Logic Announces Departure of Chief Financial Officer

AUSTIN, Texas – Sept. 6, 2006 – Cirrus Logic, Inc. (Nasdaq: CRUS), today announced the resignation of John T. Kurtzweil, senior vice president and chief financial officer, who has accepted the position of Executive Vice President and Chief Financial Officer of Cree, Inc., a manufacturer of LED solid-state lighting, power and communications products based in Durham, N.C. Mr. Kurtzweil’s resignation will be effective Sept. 22, 2006.

“I would like to thank John for his contributions to Cirrus Logic over the past two years as we refocused the company on its core analog and mixed-signal technology,” said David D. French, president and chief executive officer of Cirrus Logic. “We have initiated a search for a new CFO and we expect to announce our plans to fill the CFO position in the near future.”

“Helping Cirrus Logic maintain a strong financial foundation as it has refocused on its core business has been important to me,” said Kurtzweil. “With the support of Dave and the Cirrus Logic Board of Directors, I believe that we have built a strong finance organization along with sound financial processes and controls that will support Cirrus Logic as it continues to build on its leadership position in analog and mixed signal technology.”

Cirrus Logic Inc.

Cirrus Logic develops high-precision analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Colorado, Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

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Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc. All other product names noted herein may be trademarks of their respective holders.